                                                                   Exhibit 10(q)









                           ONTARIO CASINO CORPORATION
              as agent of HER MAJESTY THE QUEEN IN RIGHT OF ONTARIO


                                     - and -


                             WINDSOR CASINO LIMITED


                                     - and -


                              CAESARS WORLD, INC.,
                       CIRCUS CIRCUS ENTERPRISES, INC. and
                            HILTON HOTELS CORPORATION






          ____________________________________________________________

                               HEADS OF AGREEMENT
         _______________________________________________________________


                                  May 14, 1994

                               HEADS OF AGREEMENT


                                TABLE OF CONTENTS



                                    ARTICLE 1

                                   DEFINITIONS


     1.1       Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.2       Schedules . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     1.3       Currency. . . . . . . . . . . . . . . . . . . . . . . . . . .  10


                                    ARTICLE 2

                                  INTERIM PHASE


     2.1       Good Faith Obligations. . . . . . . . . . . . . . . . . . . .  11
     2.2       Operator's Pre-Closing Obligations. . . . . . . . . . . . . .  11
     2.3       OCC's Pre-Closing Obligations . . . . . . . . . . . . . . . .  12
     2.4       Pre-Construction Phase Expenses . . . . . . . . . . . . . . .  13
     2.5       OCC's Approval Rights . . . . . . . . . . . . . . . . . . . .  13
     2.6       Working Committee . . . . . . . . . . . . . . . . . . . . . .  14


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES


     3.1       Representations and Warranties of the Operator. . . . . . . .  15
     3.2       Representations and Warranties of the Participants. . . . . .  16
     3.3       Representations and Warranties of OCC . . . . . . . . . . . .  17
     3.4       Survival of Representations and Warranties. . . . . . . . . .  18

                                    ARTICLE 4

                                 INTERIM CLOSING


     4.1       Interim Closing Deliveries. . . . . . . . . . . . . . . . . .  19
     4.2       Conditions Benefitting OCC. . . . . . . . . . . . . . . . . .  19
     4.3       Conditions Benefitting the Operator . . . . . . . . . . . . .  20
     4.4       Conditions Benefitting the Operator and OCC . . . . . . . . .  20
     4.5       Satisfaction. . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.6       Other Closing Matters . . . . . . . . . . . . . . . . . . . .  21


                                    ARTICLE 5

             TERMINATION PRIOR TO THE MASTER AGREEMENT CLOSING DATE


     5.1       Rights of Termination . . . . . . . . . . . . . . . . . . . .  22
     5.2       Reimbursement on Termination. . . . . . . . . . . . . . . . .  23
     5.3       Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.4       Commencement of Grace Period. . . . . . . . . . . . . . . . .  23


                                    ARTICLE 6

                                     GENERAL


     6.1       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.2       Table of Contents and Headings. . . . . . . . . . . . . . . .  27
     6.3       Enforceability. . . . . . . . . . . . . . . . . . . . . . . .  27
     6.4       Successors and Assigns. . . . . . . . . . . . . . . . . . . .  28
     6.5       Time of Essence and Force Majeure . . . . . . . . . . . . . .  28
     6.6       Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.7       Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.8       Relationship of the Parties . . . . . . . . . . . . . . . . .  29
     6.9       Third Parties . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.10      Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .  29
     6.11      Publicity . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.12      Counterparts and Delivery by Facsimile. . . . . . . . . . . .  30

SCHEDULES

Schedule A     -    Material Terms of Principal Agreements
  Part 1       -    Master Agreement
  Part 2       -    City Master Agreement
  Part 3       -    Land Lease
  Part 4       -    Land Sublease
  Part 5       -    City Option Agreement
  Part 6       -    Project Lease
  Part 7       -    Operating Agreement
Schedule B     -    Project Site

                               HEADS OF AGREEMENT


          THIS AGREEMENT made as of the 14th day of May, 1994.


A M O N G:


               ONTARIO CASINO CORPORATION,
               a corporation established pursuant to the Enabling
               Legislation
               and which is for all its purposes an agent of HER MAJESTY THE QUEEN IN RIGHT OF ONTARIO,

               (hereinafter referred to as "OCC"),

                                                              OF THE FIRST PART,

                                     - and -

               WINDSOR CASINO LIMITED,
               a corporation incorporated pursuant to the laws of the Province of Ontario,

               (hereinafter referred to as the "Operator"),

                                                             OF THE SECOND PART,

                                     - and -

               CAESARS WORLD, INC., a corporation incorporated pursuant to the laws of the State of Florida, CIRCUS CIRCUS ENTERPRISES, INC., a corporation incorporated pursuant to the laws of the State of Nevada and HILTON HOTELS CORPORATION, a corporation incorporated pursuant to the laws of the State of Delaware,

               (hereinafter individually referred to as a "Participant" and, collectively, the "Participants"),

                                                              OF THE THIRD PART.

          WHEREAS in response to a request for proposals dated April 19, 1993, the Operator submitted the Operator's Proposal for the development, financing and operation of the Project;

          AND WHEREAS the Operator has been designated as the party with whom OCC will undertake sole and exclusive negotiations with respect to the Project;

          THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party hereto), the parties hereby agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS


1.1 DEFINITIONS: The following definitions shall apply in the interpretation of this Agreement and in the Recitals and the Schedules hereto (provided that where a word or term is defined in a Schedule hereto, the word or term as defined in such Schedule shall apply in the interpretation of the Schedule):

     (a) "AFFILIATE" means with respect to any Person, any legal entity which directly or indirectly Controls or is Controlled by such Person or any legal entity which is directly or indirectly Controlled by a Person which directly or indirectly Controls such Person;

     (b) "APPLICABLE LAW" means all public laws, statutes, codes, acts, ordinances, orders, rules, regulations, Governmental Consents and Governmental Requirements, which now or at any time hereafter may be applicable to and enforceable against the relevant work or activity in question or any part thereof, including without limitation, those relating to employment, zoning, building, life safety, environment and health;

     (c) "BUSINESS DAY" means any day which is not a Saturday, Sunday or a day observed as a holiday under the laws of the Province of Ontario or the federal laws of Canada applicable therein;

     (d)    "CITY" means The Corporation of the City of Windsor;

     (e) "CITY DEVELOPMENT AGREEMENTS" means any and all development, site plan, landscaping, tunnel, pedestrian bridge, sidewalk improvement or other agreements with the City or with the City and others relating to the development or operation of the Project;

     (f) "CITY MASTER AGREEMENT" means the agreement pursuant to which the City agrees to complete the assembly of the Land and lease the Land to OCC, the material terms of which are summarized in Part 2 of Schedule A hereto;

     (g) "CITY OPTION AGREEMENT" means the agreement pursuant to which OCC is granted the option to acquire all of the right, title and interest of the City in the Project, the material terms of which are set out in Part 5 of Schedule A hereto;

     (h) "CONCEPT DESIGN" means the preliminary concept design for the Project to be prepared by the Operator and approved by OCC;

     (i) "CONSTRUCTION LIEN ACT" means the CONSTRUCTION LIEN ACT (Ontario) as amended or re-enacted from time to time;

     (j) "CONTROL" or "CONTROLLED" means the right to direct the management and policies of a Person, whether directly or indirectly, or to elect a majority of the board of directors or the trustees of a Person, whether through the ownership of voting securities or by contract or otherwise;

     (k) "DEVELOPMENT SCHEDULE" means a schedule setting forth the dates of commencement and duration of the various development functions necessary to achieve Substantial Completion of the various components of the Project by the respective dates scheduled therefor therein, to be prepared by the Operator and approved by OCC;

     (l) "ENABLING LEGISLATION" means the ONTARIO CASINO CORPORATION ACT, 1993 (Ontario) as amended or re-enacted from time to time;

     (m)    "EVENT OF DEFAULT" means:

            (i) a monetary default which is not remedied within 5 Business Days after (A) notice from OCC to the Operator, or (B) notice from the Operator to OCC, as the case may be; and

            (ii) any other default under this Agreement which is not remedied within 30 days after (A) notice from OCC to the Operator, or
                   (B) notice to OCC from the Operator, as the case may be, or in either case such longer period as may be reasonably regarded as necessary to remedy such default provided that the recipient of the notice has commenced within a reasonable time and with good faith the remedying of such default within such 30 day period and thereafter prosecutes to completion with diligence and continuity the remedying thereof;

     (n)    "EVENT OF INSOLVENCY" means if:

            (i) the Operator or any Participant shall admit its insolvency or make a general assignment for the benefit of creditors or any proceeding shall be instituted by the Operator or any of the Participants seeking relief or giving notice of its intention to seek relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, receiver and manager, trustee, custodian or other similar official for it or any substantial part of its property and assets or the Operator or any of the Participants takes any corporate action to authorize any of the foregoing, unless in the case of a Participant one or more of the remaining Participants promptly and unconditionally assume(s) the obligations of such Participant hereunder and, to the extent permitted by Applicable Law, use its reasonable efforts in a commercially reasonable manner to acquire such Participant's interest in the Operator; or

            (ii) any proceeding shall be instituted against the Operator or any of the Participants seeking to have an order for relief entered against it as a debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, receiver and manager, trustee, custodian or similar official for it or for any substantial part of its property and assets and such proceedings are not or are no longer being contested in good faith by appropriate proceedings but in no event longer than 45 days from the institution of such first mentioned proceedings, unless in the case of a Participant one or more of the remaining Participants promptly and unconditionally assume(s) the obligations of such Participant hereunder and, to the extent permitted by Applicable Law, use its reasonable efforts in a commercially reasonable manner to acquire such Participant's interest in the Operator;

     (o) "FINAL CLOSING DATE" means the date on which the Final Closing Documents are executed and delivered;

     (p) "FINAL CLOSING DEADLINE" means November 1, 1994 as such date may be extended by the parties hereto from time to time;

     (q)    "FINAL CLOSING DOCUMENTS" means, collectively:

            (i)    the Land Lease,

            (ii)   the Land Sublease,

            (iii)  the City Option Agreement,

            (iv)   the City Development Agreements,

            (v)    the Insurance Trust Agreement,

            (vi)   the Project Lease,

            (vii)  the Operating Agreement,

            and such other agreements, documents and/or instruments to be executed and/or delivered pursuant to the Master Agreement or the City Master Agreement on the Final Closing Date;

     (r) "FORCE MAJEURE" means any BONA FIDE delay or state of affairs beyond the control of a party (other than as a result of financial incapacity and other than a delay or state or affairs caused by the party relying upon such Force Majeure) which shall cause or contribute towards any party being unable to fulfil or being delayed or restricted in the fulfilment of such party's obligation, including any such delay or state of affairs by reason of:

            (i) the non-delivery or non-availability of the supply or provision of any service or the doing of any work or the making of any repairs;

            (ii) inability to obtain any required material, goods, equipment, service or labour;

            (iii) Applicable Law or inability to procure any required Governmental Consent;

            (iv) any strikes, lock-outs, slow-downs or other combined action of workers or labour disputes;

            (v) litigation or threatened litigation, insurrection, acts of God, war, riots or civil commotions; or

            (vi) any breach of this Agreement by another party hereto or the delay or failure by another party hereto in providing a consent or approval (it being understood that the Participants and the Operator shall, for the purposes of this paragraph 1.1(r), collectively constitute one party, and that a consent or approval given or withheld within the time period envisioned by this Agreement shall not constitute a delay or failure by such party for the purposes of this subparagraph 1.1(r)(vi)), in each case which results notwithstanding the reasonable efforts of the party relying upon such Force Majeure to prevent the same where the Force Majeure was reasonably foreseeable;

     (s) "GENERAL CONTRACTOR" means such Person designated by the Operator and approved by OCC;

     (t) "GOVERNMENTAL AUTHORITY" means Canada, the Province of Ontario, the City of Windsor, any other political subdivision in which the Project is located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, provincial, state or local, including the Gaming Control Commission, having or exercising a jurisdiction over OCC, the Operator, a Participant or an Affiliate of a Participant or the Project, but excluding OCC;

     (u) "GOVERNMENTAL CONSENT" means any licence, right, permit, franchise, privilege, direction, decree, consent, order, permission, approval or authority to be issued or provided by a Governmental Authority;

     (v) "GOVERNMENTAL REQUIREMENTS" means all laws and agreements with any Governmental Authority that are applicable to the development or operation of the Project, including without limitation, any rules, guidelines or restrictions created by or imposed by Governmental Authorities;

     (w)    "HER MAJESTY" means Her Majesty the Queen in Right of Ontario;

     (x)    "IMPROVEMENTS" means the mixed-use integrated complex, including:

            (i)    a casino;

            (ii)   three restaurants;

            (iii)  a hotel;

            (iv)   an entertainment theatre;

            (v)    a sports pavilion and ancillary facilities;

            (vi)   a parking facility;

            (vii)  a child daycare facility;

            (viii) a water fountain, amphitheatre, pedestrian walks and bridges and landscaping accessory to and integrated with the foregoing,

            all as generally shown in the Concept Design and as the same may be altered, modified or revised in accordance with the terms hereof, and all related structures, erections, fixtures, equipment and attachments;

     (y)    "INCLUDING" means including without limitation;

     (z) "INTERIM CASINO OPERATING AGREEMENT" means the agreement so entitled of even date herewith between the parties hereto;

     (aa) "LAND" means the lands in the City of Windsor outlined and shown as Blocks 1 and 2 on Schedule B hereto and all appurtenances thereto;

     (ab) "LAND LEASE" means the lease pursuant to which OCC is to lease the Land from the City, the material terms of which are summarized in
            Part 3 of Schedule A hereto;

     (ac) "LAND SUBLEASE" means the sublease pursuant to which the Operator is to sublease the Land from OCC, the material terms of which are summarized in Part 4 of Schedule A hereto;

     (ad) "MASTER AGREEMENT" means the agreement pursuant to which the Operator is to construct and develop the Improvements, the material terms of which are summarized in Part 1 of Schedule A hereto;

     (ae) "MASTER AGREEMENT CLOSING DATE" means the date on which all of the formal documentation referenced in Schedule A is finalized;

     (af) "MASTER AGREEMENT DEADLINE" means September 1, 1994 as such date may be extended by the parties hereto from time to time;

     (ag) "OCC" means the Ontario Casino Corporation, the Crown corporation established pursuant to the Enabling Legislation, and its successors and permitted assigns;

     (ah) "OPERATING AGREEMENT" means the agreement pursuant to which the Operator shall operate the Project, the material terms of which are summarized in Part 7 of Schedule A hereto;

     (ai) "OPERATOR" means Windsor Casino Limited, its successors and permitted assigns;

     (aj) "OPERATOR'S PROPOSAL" means the proposal for the development, financing and operation of the Project submitted by the Operator in response to a request for proposals dated April 19, 1993;

     (ak) "PARTICIPANTS" means the parties of the third part hereto and their respective successors and permitted assigns;

     (al) "PERMITTED ENCUMBRANCES" means this Agreement, the Master Agreement, the Land Lease, the Land Sublease, the Project Lease, leases of space in the Project made by the Operator and approved by OCC and such other encumbrances as the parties may approve in writing from time to time;

     (am) "PERSON" or "PERSON" means any individual, partnership, corporation, joint venture, association, joint stock company, trust, unincorporated organization or a Governmental Authority, and "corporation" shall include "company" and VICE VERSA;

     (an) "PRE-CONSTRUCTION PHASE EXPENSES" means amounts incurred and paid by the Operator in connection with the preconstruction activities and services pertaining to the Project carried out by it or on its behalf hereunder and approved by OCC, from time to time, through approval of a budget or otherwise;

     (ao)   "PROJECT" means collectively the Land and the Improvements;

     (ap) "PROJECT ARCHITECT" means such Person designated by the Operator and approved by OCC;

     (aq) "PROJECT BUDGET" means a comprehensive budget (including all relevant assumptions) in respect of the design, construction, development, financing, furnishing and equipping of the Project to be prepared by the Operator and approved by OCC from time to time;

     (ar) "PROJECT LEASE" means the lease pursuant to which OCC is to lease the Project from the Operator, the material terms of which are summarized in Part 6 of Schedule A hereto;

     (as) "PROJECT MANAGER" means such Person, if any, designated by the Operator and approved by OCC to perform the function of a manager for the development and construction of the Project;

     (at) "PROJECT PLANS" means the construction plans and specifications relating to the construction and development of the Project evolving from the Concept Design and the Site Plan to be prepared by the Operator and approved by OCC from time to time;

     (au) "REGULATORY LEGISLATION" means the GAMING CONTROL ACT, 1992, as amended or re-enacted from time to time and all regulations made thereunder and all mandatory directives and orders issued thereunder or pursuant thereto;

     (av) "SITE PLAN" means the preliminary site plan for the Project to be prepared by the Operator and approved by OCC, as the same may be altered from time to time, identifying in a general fashion:

            (i)    the physical improvements and landscaping for the Project;

            (ii) the footprint for all buildings and other principal structures;

            (iii) the balance of the Land outside the structural walls of all buildings and principal structures; and

            (iv)   access and other easement areas;

     (aw) "SUBSTANTIAL COMPLETION" means that all work required to achieve "substantial performance" of the Project has been completed, giving to the term "substantial performance" the meaning substantial performance of a contract in the Construction Lien Act; and

     (ax) "SUBSTANTIAL COMPLETION DATE" means the date upon which Substantial Completion has occurred, as evidenced by a certificate issued by the Project Architect pursuant to the Construction Lien Act.


1.2 SCHEDULES: The Schedules attached to this Agreement and listed below shall have the same force and effect as if the information contained therein were contained in the body of this Agreement:

                   Schedule A  -   Material Terms of Principal Agreements
                     Part 1    -   Master Agreement
                     Part 2    -   City Master Agreement
                     Part 3    -   Land Lease
                     Part 4    -   Land Sublease
                     Part 5    -   City Option Agreement
                     Part 6    -   Project Lease
                     Part 7    -   Operating Agreement
                    Schedule B -   Project Site


1.3 CURRENCY: All references to money herein are references to lawful money of Canada.


                         ______________________________

                                    ARTICLE 2

                                  INTERIM PHASE


2.1 GOOD FAITH OBLIGATIONS: Subject to the terms hereof, each party shall proceed in good faith as expeditiously as possible to use its reasonable efforts to perform and to satisfy its respective obligations in respect of the Project as set out in this Article 2 and to satisfy those pre-conditions as are set out in Article 4 to be satisfied by it, in each case, by no later than the Master Agreement Closing Date. In that regard the parties shall each co-operate with one another and, subject to their rights hereunder, shall each provide such co-operation as is reasonably required to enable such obligations to be performed and such pre-conditions to be met.


2.2 OPERATOR'S PRE-CLOSING OBLIGATIONS: Prior to the Master Agreement Closing Date the Operator shall:

     (a) meet and consult with OCC and its consultants on an ongoing basis through finalization of the Master Agreement;

     (b) use its reasonable efforts to ensure that all Persons retained by it or on its behalf for the provision of goods or services for or to the Project are registered as suppliers as required under the Regulatory Legislation;

and to the extent reasonable under the circumstances:

     (c) retain and oversee the performance of the Project Architect, the Project Manager, if any, the General Contractor and other consultants;

     (d) enter into agreements with the Project Architect, the Project Manager, if any, and the other consultants which shall be on terms that:

            (i) provide for a release of any copyright in plans, designs and other similar property (to the extent that such plans, designs and other similar property may be used in the Project), it being understood that the foregoing shall, as between the Operator and OCC, be the property of the Operator until termination of this Agreement; and

            (ii) permit OCC or its nominee the right to assume the Operator's rights and obligations under such agreements without payment of any penalty by OCC or its nominee or further consent (or if such further consent shall be required such consent shall be obtained by the Operator);

     (e) commence the development of the Project Plans based upon and subject to the financial parameters prepared by the Operator in the Operator's Proposal;

     (f)    commence the development of the Development Schedule;

     (g) commence the development of the Project Budget based upon and subject to the financial parameters prepared by the Operator in the Operator's Proposal;

     (h) use its reasonable efforts to obtain all necessary Governmental Consents as and when required for the construction of the Project in accordance with the Project Plans, the Enabling Legislation and Applicable Law;

     (i) use its reasonable efforts to finalize all governmental and other agreements, approvals, consents, permits, licences and other documentation necessary or desirable with respect to the development of the Project;

     (j) use its reasonable efforts to obtain any licences, permits or other permissions required in respect of the development or operation of any infrastructure made necessary by reason of the development and/or operation of the Project; and

     (k) co-operate with OCC in obtaining any rezoning or legislative amendment necessary to permit the uses of the various components of the Project for their intended use.


2.3 OCC's PRE-CLOSING OBLIGATIONS: Prior to the Master Agreement Closing Date, OCC shall:

     (a) meet and consult with the Operator and the Participants and their respective consultants on an ongoing basis, through finalization of the Master Agreement;

     (b) subject to Applicable Law and any conditions as to confidentiality as may have been imposed or agreed upon in connection with the delivery of such information, make available for inspection and review by the Operator and its authorized representatives all documentation and agreements pertaining to the Land in OCC's possession or control, including any surveys, plans, "as-built" drawings of existing improvements located on the Land, all existing agreements affecting the Land and other related documentation, reports, studies and information in OCC's possession or control from time to time with respect to the Land and, at the Operator's expense, permit the Operator to make copies of the same;

     (c) co-operate with the Operator in obtaining any rezoning or legislative amendment necessary to permit the uses of the various components of the Project for their intended use;

     (d) undertake sole and exclusive negotiations with respect to the Project with the Operator and no other Person with respect to the performance of the obligations contemplated to be performed by the Operator pursuant to this Agreement;

     (e)    act diligently in granting all approvals required by this Agreement.


2.4 PRE-CONSTRUCTION PHASE EXPENSES: The Operator shall be responsible for all Pre-Construction Phase Expenses, provided that:

     (a) if this Agreement is terminated pursuant to Section 5.1, the Operator shall be paid by way of reimbursement its Pre-Construction Phase Expenses in accordance with the provisions of Section 5.2, together with interest thereon from the date of termination of the Agreement to the date of payment at the rate of 10% per annum calculated and compounded monthly; and

     (b) if this Agreement is not terminated, the Pre-Construction Phase Expenses and all other expenses incurred and paid by the Operator with respect to the Project may be included in the Project Budget and shall be recovered by the Operator in the manner and to the extent described in Section 9(d) of Part 7 to Schedule A.


2.5         OCC'S APPROVAL RIGHTS:   OCC shall have approval rights with respect
to the preconstruction process including as to:

     (a)    the Concept Design, the Site Plan and the Project Plans;

     (b)    the Development Schedule;

     (c)    the Project Budget;

     (d) the identity of the General Contractor, the Project Architect and the Project Manager, if any; and

     (e) all material agreements, contracts, permits, licences, consents, bonds, guarantees and warranties pertaining to any material aspect of the construction, financing, management or operation of the Project and any material amendments or modifications thereto or terminations thereof.

2.6 WORKING COMMITTEE: Each of the Operator and OCC shall appoint at all times and from time to time one or more representatives (herein individually called a "Working Committee Representative"). The parties shall agree upon the authorities of the Working Committee Representatives, rules governing meetings of the Working Committee and other matters relating to the Working Committee.



                      ____________________________________

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES


3.1 REPRESENTATIONS AND WARRANTIES OF THE OPERATOR: The Operator represents and warrants as of the date hereof as follows and acknowledges that OCC is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

     (a) ORGANIZATION: The Operator is a corporation duly incorporated and organized under the laws of the Province of Ontario.

     (b) OWNERSHIP OF OPERATOR: Each of the Participants Controls 1/3 of all the issued and outstanding shares of the Operator.

     (c) OPTIONS: No Person, other than a Participant or an Affiliate of a Participant, has any right or option, contingent or otherwise, to acquire any of its capital stock.

     (d) CAPACITY AND AUTHORIZATION: The Operator has all necessary capacity, power and authority to enter into and to carry out the provisions of this Agreement and all other documents which may be necessary to give effect to the transactions contemplated by this Agreement. This Agreement has been duly authorized by the Operator and constitutes a valid and binding obligation of the Operator, enforceable against the Operator in accordance with its terms. All other agreements referred to in this Agreement which have been or will be entered into in accordance with this Agreement and to which the Operator is or will be a party, have been or will be duly authorized by the Operator and constitute or will constitute valid and binding obligations of the Operator, enforceable against the Operator in accordance with their terms.

     (e) NO VIOLATION: Neither the execution and delivery of this Agreement nor the fulfilment of or compliance with the terms and conditions hereof:

                   (i) conflicts with or will conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under the constating documentation of the Operator; or

                   (ii) conflicts in a material respect with or will conflict in a material respect with or result in a material breach of any of the terms, conditions or provisions of or constitute a material default under any agreement, licence or other instrument to which the Operator is a party or by which it is bound.

     (f) LITIGATION: To its knowledge after due inquiry, except as has been disclosed by the Operator to OCC in writing, there are no actions, suits or proceedings pending or threatened against the Operator which could reasonably be expected to materially adversely affect its ability to perform its obligations under this Agreement or which could reasonably be expected to materially adversely affect the development, financing or operation of the Project.

     (g) REGISTRATION: The Operator is registered as a supplier under the Regulatory Legislation.


3.2 REPRESENTATIONS AND WARRANTIES OF THE PARTICIPANTS: Each Participant represents and warrants as to itself as of the date hereof as follows and acknowledges that OCC is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

     (a) ORGANIZATION: The Participant is a corporation duly incorporated and organized under the laws of its governing jurisdiction.

     (b) CONTROL: The Participant Controls 1/3 of all of the issued and outstanding shares of the Operator.

     (c) OPTIONS: No Person, other than a Participant or an Affiliate of a Participant, has any right or option, contingent or otherwise, to acquire any of the capital stock of the Operator owned by the Participant.

     (d) CAPACITY AND AUTHORIZATION: The Participant has all necessary capacity, power and authority to enter into and to carry out the provisions of this Agreement and all other documents which may be necessary to give effect to the transactions contemplated by this Agreement. This Agreement has been duly authorized by the Participant and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms. All other agreements referred to in this Agreement which have been or will be entered into in accordance with this Agreement and to which the Participant is or will be a party have been or will be duly authorized by the Participant and constitute or will constitute valid and binding obligations of the Participant, enforceable against the Participant in accordance with their terms.

     (e) NO VIOLATION: Neither the execution and delivery of this Agreement nor the fulfilment of or compliance with the terms and conditions hereof:

                   (i) conflicts with or will conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under the constating documentation of the Participant; or

                   (ii) conflicts in a material respect with or will conflict in a material respect with or result in a material breach of any of the terms, conditions or provisions of or constitute a material default under any material agreement, licence or other instrument to which the Participant is a party or by which it is bound, provided, however, to the extent that a consent or an approval of a third party is required in accordance with the terms, conditions or provisions of any material agreement, licence or other instrument to which the Participant is a party or by which it is bound, it will obtain any required consent or approval.

     (f) LITIGATION: To its knowledge after due inquiry, except as has been disclosed by the Participants to OCC in writing, there are no actions, suits or proceedings pending or threatened against the Participant which could reasonably be expected to materially adversely affect its ability to perform its obligations under this Agreement or which could reasonably be expected to materially adversely affect the development, financing or operation of the Project.


3.3 REPRESENTATIONS AND WARRANTIES OF OCC: OCC represents and warrants as of the date hereof as follows and acknowledges that the Operator and the Participants are relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

     (a) ORGANIZATION: OCC is a corporation duly established and organized under the laws of the Province of Ontario.

     (b) CAPACITY AND AUTHORITY: OCC has all necessary capacity, power and authority to enter into this Agreement as agent of Her Majesty and to carry out the provisions of this Agreement and all other documents which may be necessary to give effect to the transactions contemplated by this Agreement. This Agreement has been duly authorized by OCC. All other agreements referred to in this Agreement which have been or will be entered into in accordance with this Agreement and to which it is or will be a party have been or will be duly authorized by OCC.

     (c) NO VIOLATION: Neither the execution and delivery of this Agreement nor the fulfilment of or compliance with the terms and conditions hereof:

                   (i) conflicts with or will conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under the constating documentation of OCC; or

                   (ii) conflicts in a material respect with or will conflict in a material respect with result in a material breach of any of the terms, conditions or provisions of or constitute a material default under any material agreement, licence or other instrument to which OCC is a party or by which it is bound.

     (d) LITIGATION: To its knowledge after due inquiry, except as has been disclosed by OCC to the Operator and the Participants in writing, there are no actions, suits or proceedings pending against OCC which could reasonably be anticipated to materially adversely affect its ability to perform its obligations under this Agreement or the agreements contemplated herein.


3.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES: The representations and warranties set forth in Sections 3.1, 3.2 and 3.3 and in the certificates to be provided pursuant to Subsections 4.2(d) and 4.3(d) shall survive the Master Agreement Closing Date and shall not merge in any transaction completed on the Master Agreement Closing Date.


                       ___________________________________

                                    ARTICLE 4

                                 INTERIM CLOSING


4.1 INTERIM CLOSING DELIVERIES: Subject to and in accordance with the terms and conditions hereof the parties hereto each agree that, on the Master Agreement Closing Date:

     (a) the Operator, the Participants and OCC shall each execute and deliver the Master Agreement;

     (b) the Operator, OCC and the City shall each execute and deliver the City Master Agreement; and

     (c) the Operator, OCC and the Participants shall each execute and deliver the Operating Agreement.


4.2 CONDITIONS BENEFITTING OCC: OCC's obligation to carry out the transactions contemplated herein is subject to the fulfilment of each of the following conditions on or before the Master Agreement Closing Date, unless waived in writing by OCC on or prior to the Master Agreement Closing Date:

     (a) all of the documents to be finalized by the Master Agreement Deadline, including all of those documents outlined in Schedule A shall have been finalized;

     (b) all documents or copies of documents required to be executed and/or delivered to OCC by the Operator and the Participants hereunder shall have been so executed and delivered;

     (c) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Operator and the Participants on or prior to the Master Agreement Closing Date shall have been complied with or performed in all material respects; and

     (d) the representations and warranties set forth in Sections 3.1 and 3.2 shall be true and correct when made and shall continue to be true and correct in all material respects as if made as of the Master Agreement Closing Date and the Operator and the Participants shall have delivered to OCC a certificate signed by an officer of the Operator and an officer of each of the Participants setting forth such statements as representations and warranties of the Operator and the Participants effective as of the Master Agreement Closing Date.

In the event that any one or more of the above-noted conditions has not been fulfilled on or prior to the Master Agreement Deadline and has not been waived by OCC as aforesaid, OCC may, by notice in writing to the Operator and the Participants terminate this Agreement without prejudice however to any rights it may have as a result of any breach by the Operator or the Participants of any of their obligations hereunder.


4.3 CONDITIONS BENEFITTING THE OPERATOR: The obligation of the Operator and the Participants to carry out the transactions contemplated herein is subject to the fulfilment of each of the following conditions on or before the Master Agreement Closing Date, unless waived in writing by the Operator on or before the Master Agreement Closing Date:

     (a) all of the documents to be finalized by the Master Agreement Deadline, including all of those documents outlined in Schedule A shall have been finalized;

     (b) all documents or copies of documents required to be executed and delivered to the Operator and the Participants by either or both of the City and OCC hereunder shall have been so executed and delivered;

     (c) all of the terms, covenants and conditions of this Agreement to be complied with or performed by OCC on or prior to the Master Agreement Closing Date shall have been complied with or performed in all material respects; and

     (d) the representations and warranties set forth in Section 3.3 shall be true and correct when made and shall continue to be true and correct in all material respects as if made as of the Master Agreement Closing Date and OCC shall have delivered to the Operator and the Participants a certificate signed by an officer of OCC setting forth such statements as representations and warranties effective as of the Master Agreement Closing Date.

In the event that any one or more of the above-noted conditions has not been fulfilled on or prior to the Master Agreement Deadline and has not been waived by the Operator as aforesaid, the Operator may, by notice in writing to OCC terminate this Agreement without prejudice however to any rights it may have as a result of any breach by OCC of its obligations hereunder.


4.4 CONDITION BENEFITTING THE OPERATOR AND OCC: The obligation of OCC, the Operator and the Participants to carry out the transactions contemplated herein is subject to the City Master Agreement being executed and delivered by the City on or before the Master Agreement Closing Date, unless waived in writing by each of OCC and the Operator on or before the Master Agreement Closing Date. In the event that the foregoing condition has not been fulfilled on or prior to the Master Agreement Deadline and has not been waived by OCC and the Operator, as aforesaid, either OCC or the Operator may, by notice in writing to the other, terminate this Agreement without prejudice however to any rights it may have as a result of any breach by the other parties hereto of any of their obligations hereunder.


4.5         SATISFACTION:  If a notice is not given pursuant to Section 4.2,
Section 4.3 or Section 4.4 by the party entitled to deliver such notice, indicating that a condition has been fulfilled or waived, by no later than the date for satisfaction of such condition, such party shall, unless the date set for the satisfaction of such condition has been extended by mutual consent in writing, be deemed not to have been satisfied with respect to and not to have waived that particular condition and shall be deemed not to have given notice of satisfaction or waiver thereof.




4.6 OTHER CLOSING MATTERS: In connection with the completion of the closing herein:

     (a) the closing shall commence at 10:00 a.m. in the offices of Davies, Ward & Beck or at such other time or place within the Municipality of Metropolitan Toronto as such offices may be located from time to time;

     (b) each party shall pay its own legal fees with respect to the transactions herein contemplated; and

     (c) the obligation of any party to convey any interest pursuant hereto is expressly subject to compliance with the provisions of Section 50 of the PLANNING ACT (Ontario) and amendments thereto.

                      _____________________________________

                                    ARTICLE 5

             TERMINATION PRIOR TO THE MASTER AGREEMENT CLOSING DATE


5.1 RIGHTS OF TERMINATION: This Agreement will terminate (except to the extent necessary to give effect to the provisions of this Article 5, including
Section 5.2) in any of the following cases:

     (a) upon the Master Agreement Deadline if the Master Agreement Closing Date has not occurred;

     (b) upon a notice given by OCC to the Operator prior to the Master Agreement Closing Date if an Event of Insolvency shall have occurred in respect of the Operator or any Participant;

     (c) upon a notice given by OCC to the Operator prior to the Master Agreement Closing Date if an Event of Default shall have occurred in respect of the Operator;

     (d) upon a notice given by the Operator to OCC prior to the Master Agreement Closing Date if an Event of Default shall have occurred in respect of OCC;

     (e) upon a termination of the Interim Casino Operating Agreement pursuant to Section 11.1(a) or Section 11.1(i) thereof;

     (f) upon termination of this Agreement in accordance with the provisions of Section 4.2, Section 4.3 or Section 4.4 hereof; and

     (g)    upon a notice given by the Operator:

            (i) if an event shall occur or state of facts be found to exist with respect to the Project which has resulted in written notification to a Participant or an Affiliate of a Participant from a regulatory agency threatening, and which such Participant exercising its best judgment in good faith determines will likely lead to, a revocation of a material gaming licence or denial of an application for renewal of an existing material gaming licence of such Participant or any of its Affiliates in the States of New Jersey or Nevada in the United States of America; or

            (ii) any increase(s) in the payments to be made under subsection 15(1)2 of the Enabling Legislation to the Consolidated Revenue Fund of the Province of Ontario or the levying of or any increase(s) in any taxes, assessments, imposts, water, sewer, or other similar rents, rates, and charges, levies, licence fees, permit fees, inspection fees and other authorization fees and charges, which at any time may be assessed, levied, confirmed or imposed on the Project (or in each case, amounts paid in lieu thereof) (excluding, for greater certainty, capital or income taxes of the Operator) which, individually, or in the aggregate, will materially adversely affect the operating profit of the Project.

5.2 REIMBURSEMENT ON TERMINATION: In the event of termination of this Agreement pursuant to Section 5.1, OCC shall, on the Reimbursement Date, pay to the Operator by way of reimbursement its Pre-Construction Phase Expenses together with interest as provided herein provided that the obligation of OCC to reimburse the Operator in respect of any Pre-Construction Phase Expenses together with interest as provided herein shall be subject to the following conditions:

     (a) in the case of any Pre-Construction Phase Expense incurred for the supply of materials, OCC or its nominee shall be entitled to obtain the Operator's interest in and obligations with respect to such materials and the benefits and obligations of the Operator in any warranties and guarantees issued by the supplier of such materials; and

     (b) in the case of any Pre-Construction Phase Expense incurred for the supply of services, OCC or its nominee shall be entitled to assume the benefits and obligations of the Operator under such contract for services without the payment of any penalty or other amount by OCC or its nominee or further consent (or if further consent shall be required such consent shall be obtained by the Operator) and where OCC elects to assume a contract for services, OCC shall indemnify the Operator with respect to such contract.

For the purposes of this Section 5.2, "Reimbursement Date" means 180 days after this Agreement is terminated.

5.3 REMEDIES: Any termination of this Agreement pursuant to Section 5.1 shall be without prejudice to any rights or remedies available to the parties hereto in the event the other party willfully fails to use its reasonable efforts to negotiate the provisions of the Master Agreement in good faith in accordance with the applicable provisions of this Agreement but in all other cases, a termination of this Agreement pursuant to Section 5.1 shall be deemed to be a choice of remedy by the parties hereto and save and except for the provisions of Sections 2.4 and 5.2 hereof, shall be the sole obligation of the parties hereto following termination of this Agreement.

5.4 COMMENCEMENT OF GRACE PERIOD: In the event there is a dispute as to whether an event giving rise to an Event of Default or an Event of Insolvency has occurred, any applicable grace or cure period shall commence on the date of the determination of such dispute.


                      ____________________________________

                                    ARTICLE 6

                                     GENERAL


6.1 NOTICES: Any notice, demand, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if served personally upon the party for whom it is intended, or mailed by registered mail, return receipt requested or sent by telex, telecopy or telegram and in the case of:

     (a)    OCC, addressed to it, at:

            1075 Bay Street
            6th Floor
            Toronto, Ontario
            M5S 2B1

            Telecopier:        (416) 325-0416

            Attention:  President


     (b)    Operator, addressed to it, at:

            108 City Centre
            333 Riverside Drive West
            Windsor, Ontario
            N9A 7C5

            Telecopier:        (519) 258-2720

            Attention:  Michael D. Rumbolz, President


            - and to -

            Blake, Cassels & Graydon
            199 Bay Street
            Suite 2800, Commerce Court West
            P. O. Box 25
            Toronto, Ontario
            Canada,     M5L 1A9

            Telecopier:        (416) 863-3033

            Attention:  John M. Tuzyk

            with a copy to each of the Participants


     (c)    Participants, addressed to them, at:

            Caesars World, Inc.
            1801 Century Park East
            Los Angeles, California
            90067

            Telecopier:        (310) 552-9446

            Attention:    Philip L. Ball, Senior Vice President,
                          Secretary and Legal Counsel

            with a copy to the other Participants

            Circus Circus Enterprises, Inc.
            2880 Las Vegas Blvd., P. O. Box 14967
            Las Vegas, Nevada
            89114-4967

            Telecopier:        (702) 731-6262

            Attention:  Clyde T. Turner, President

            with a copy to the other Participants

            - and -

            Hilton Hotels Corporation
            c/o Hilton Gaming Corporation
            2001 E. Flamingo Road
            Suite 114
            Las Vegas, Nevada
            89119

            Telecopier:        (702) 732-0027

            Attention:  Mark E. Thomas, Senior Vice President and General
            Counsel

            with a copy to the other Participants
            and, in each case, to:

            Blake, Cassels & Graydon
            199 Bay Street
            Suite 2800, Commerce Court West
            P. O. Box 25
            Toronto, Ontario
            Canada,     M5L 1A9

            Telecopier:        (416) 863-3033

            Attention:  John M. Tuzyk


or to such other address or in care of such other officers as a party may from time to time advise to the other parties by notice in writing. The date of receipt of any such notice, demand, request, consent, agreement or approval if served personally or by telex, telecopy or telegram shall be deemed to be the date of delivery thereof (if such day is a Business Day and if not, the next following Business Day), or if mailed as aforesaid, the date of delivery by postal authority.


6.2 TABLE OF CONTENTS AND HEADINGS: The table of contents hereto and the headings of any Articles, Section or part thereof are inserted for purposes of convenience only and do not form part hereof.


6.3 ENFORCEABILITY: If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable as written, such provision shall be enforced to the maximum extent permitted by Applicable Law.

6.4 SUCCESSORS AND ASSIGNS: This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of each party hereto. This Agreement shall not be assigned by the Operator or the Participants without the prior written consent of OCC, which consent shall not be unreasonably withheld or delayed.


6.5 TIME OF ESSENCE AND FORCE MAJEURE: Time shall in all respects be of the essence hereof, provided, however that the time for doing or completing any matter provided for herein may be extended or abridged by an agreement in writing signed by OCC and the Operator, or by their respective counsel who are hereby expressly appointed in that regard. Notwithstanding any other provision in this Agreement, if by reason of Force Majeure, a party is unable to perform in whole or in part its obligations under this Agreement, then in such event and only during such period of inability to perform, such party shall be relieved of those obligations to the extent it is so unable to perform and such inability to perform, so caused, shall not make such party liable to the other, and any time periods in which such obligation is to be performed shall be extended for such period of inability to perform; every obligation contained in this Agreement shall be deemed to be subject to Force Majeure provided, however, that the Master Agreement Deadline and the Final Closing Deadline may not be extended by reason of Force Majeure but only by agreement between the parties hereto as herein provided.


6.6 APPROVALS: Wherever the provisions of this Agreement contemplate an approval or consent of or to or a decision with respect to any action, Person, document or plan by either party, this Agreement (unless the text hereof expressly states that such approval or consent may be arbitrarily or unreasonably withheld, or unless the text hereof expressly states that the time periods are to be otherwise, in which latter case this Section shall apply but the time periods shall be adjusted accordingly) shall be deemed to provide that:

     (a)    such request for approval, consent or decision shall:

            (i) clearly set forth the matter in respect of which such approval, consent or decision is being sought;

            (ii) form the sole subject matter of the correspondence containing such request for approval, consent or decision; and

            (iii) clearly state that such approval, consent or decision is being sought;

            otherwise such request shall be deemed never to have been made;

     (b)    such approval, consent or decision shall be in writing;

     (c) such approval, consent or decision shall not be unreasonably withheld or delayed;

     (d) the party whose approval or consent is requested shall, within 15 Business Days after receipt of such request, advise the other party by notice in writing either that it consents or approves, or that it withholds its consent or approval and in the latter case it shall set forth, in reasonable detail, its reasons for withholding its consent or approval;

     (e) in the case of OCC, an approval, consent or decision hereunder shall not have been effectively given unless given by an officer or director of OCC, one of OCC's Working Committee Representatives, or a member of the "Casino Project Team" established by Her Majesty.


6.7 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.


6.8 RELATIONSHIP OF THE PARTIES: Nothing herein shall be construed so as to make OCC a partner or joint venturer of the Operator or the Participants or, except as expressly provided herein, to render the Operator or the Participants the agent or other authorized representative of OCC for any purpose.


6.9 THIRD PARTIES: None of the rights or obligations hereunder of any party shall enure to the benefit of or be enforceable by any party other than the parties to this Agreement and their respective successors and permitted assigns.



6.10 DISCLOSURE: Each of the parties hereto acknowledges, agrees and consents to the disclosure of this Agreement as a matter of public record and further acknowledges and agrees that Applicable Law may require disclosure of information provided by any party hereto to any other party or parties hereto pursuant to or in connection with this Agreement. However, the parties acknowledge and agree that information provided by any party hereto to any other party or parties hereto pursuant to or in connection with this Agreement may comprise trade secrets or scientific, technical, commercial, financial or labour relations information, supplied in confidence, disclosure of which could reasonably be expected to prejudice significantly the competitive position or interfere significantly with the contractual or other negotiations of one or all of the parties or result in undue loss to one or all of the parties or undue gain to others. Further, such information may include information the disclosure of which could reasonably be expected to prejudice the economic interests of OCC or other provincial government institutions or its or their competitive position and the proposed plans, policies or projects of OCC or other provincial government institutions or the disclosure of which could reasonably be expected to result in premature disclosure of a pending policy decision or undue financial benefit or loss to a person. Accordingly, except as may be required by Applicable Law, all such information shall be kept confidential by the parties and shall only be made available to such of a party's employees and consultants as are required to have access to the same in order for the recipient party to adequately use such information for the purposes for which it was furnished.


6.11 PUBLICITY: Except where disclosure is required by a Participant or the Operator under Applicable Law, the parties agree that they shall mutually agree on all press releases and other public disclosures concerning the Project prior to any party making any such press releases or public disclosures.

6.12 COUNTERPARTS AND DELIVERY BY FACSIMILE: This Agreement may be executed in several counterparts each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of the date first above written. An executed copy of this Agreement may be delivered by any party hereto by facsimile. In such event, such party shall forthwith deliver to the other parties hereto, a copy of this Agreement executed by such party.


            IN WITNESS WHEREOF this Agreement has been executed by the parties.



                                   ONTARIO CASINO CORPORATION


                                   By: /s/ Elaine Todres
                                      ------------------------------------------

                                   By: /s/ Jay Kaufman
                                      ------------------------------------------

                                   WINDSOR CASINO LIMITED


                                   By: /s/ Michael Rumbolz
                                      ------------------------------------------

                                   By:
                                      ------------------------------------------


                                   CAESARS WORLD, INC.


                                   By: /s/ Philip L. Ball
                                      ------------------------------------------

                                   By:
                                      ------------------------------------------


                                   CIRCUS CIRCUS ENTERPRISES, INC.


                                   By: /s/ Clyde Turner
                                      ------------------------------------------

                                   By:
                                      ------------------------------------------


                                   HILTON HOTELS CORPORATION


                                   By: /s/ Raymond Avansino Jr.
                                      ------------------------------------------

                                   By:
                                      ------------------------------------------

SCHEDULES

Schedule A   -     Material Terms of Principal Agreements
  Part 1     -     Master Agreement
  Part 2     -     City Master Agreement
  Part 3     -     Land Lease
  Part 4     -     Land Sublease
  Part 5     -     City Option Agreement
  Part 6     -     Project Lease
  Part 7     -     Operating Agreement
Schedule B   -     Project Site



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                                   SCHEDULE A

                     MATERIAL TERMS OF PRINCIPAL AGREEMENTS



PART 1 - MASTER AGREEMENT


1. PURPOSE: The Master Agreement will supersede the Heads of Agreement as an executory contract, will contain the other formal documents as schedules and will govern the relationship and duties of the parties with respect to preconstruction and construction.

2.   THE PARTIES:  OCC, the Operator and the Participants.

3.   IDENTIFICATION OF SITE:

                     (i)     legal description to be attached; and

                     (ii) acreage, reference to bordering streets, streets to be closed or widened, etc.

4.   DESCRIPTION OF PROJECT:

                     (i)     identify basic features;

                     (ii)    Concept Design to be attached; and

                     (iii)   Site Plan to be attached.

5.   REPRESENTATIONS AND WARRANTIES:   As in Heads of Agreement.


6.   PRECONSTRUCTION PHASE:

     (a) GOOD FAITH: Each party would be obligated to act diligently and in good faith to carry out its preconstruction obligations.

     (b) OCC'S PRECONSTRUCTION OBLIGATIONS: OCC would be responsible for the following preconstruction activities pertaining to the Project:

             (i) assist in the process of obtaining all provincial government controlled permits, licenses, etc.;

             (ii) act diligently in granting all approvals required by the Agreement;
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             (iii)   meet and consult with the Operator, the Participants and
                     their respective consultants on an ongoing basis;

             (iv) to use its reasonable efforts to assist the Operator in obtaining all necessary Governmental Consents as and when required for the construction of the Project in accordance with the Project Plans, the Enabling Legislation and Applicable Law;

             (v) to use its reasonable efforts to assist the Operator in finalizing all governmental and other agreements, approvals, consents, permits, licenses and other documentation necessary or desirable with respect to the development of the Project;

             (vi) to use its reasonable efforts to assist the Operator in obtaining any licenses, permits or other permissions required in respect of the development or operation of any infrastructure made necessary by reason of the development and/or operation of the Project; and

             (vii) to co-operate with the Operator in obtaining any rezoning or legislative amendment necessary to permit the uses of the various components of the Project for their intended use.

     (c) OPERATOR'S PRECONSTRUCTION OBLIGATIONS: The Operator would be generally responsible for all other preconstruction activities pertaining to the Project, including:

             (i) to retain and oversee the Project Manager, if any and to retain and oversee the Project Architect, the General Contractor and other consultants;

             (ii) enter into agreements with the Project Architect, the Project Manager if any, and other consultants which shall be on terms that:

                     (A) provide for a release of any copyright in plans, designs, and other similar property (to the extent that such plans, designs and other similar property may be used in the Project), it being understood that the foregoing shall, as between the Operator and OCC, be the property of the Operator until termination of the Master Agreement; and

                     (B) permit OCC or its nominee the right to assume the Operator's rights and obligations under such agreements without payment of any penalty by OCC or its nominee or further consent (or if further consent shall be required such consent shall be obtained by the Operator);
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             (iii)   to develop and finalize the Project Plans based upon the
                     Concept Design, the Site Plan and based upon and subject to the financial parameters prepared by the Operator in the Operator's Proposal;

             (iv)    to supervise and direct the design development process;

             (v) to supervise and direct the preparation of all working drawings and specifications;

             (vi)    to develop and finalize the Development Schedule;

             (vii) to develop and finalize the Project Budget based upon and subject to the financial parameters prepared by the Operator in the Operator's Proposal;

             (viii) to prepare, undertake, review and award competitive bid packages as appropriate and to finalize and enter into the general construction contract;

             (ix) to use its reasonable efforts to retain sufficient work forces, subcontractors, consultants, etc.;

             (x) to use its reasonable efforts to obtain appropriate bonding;

             (xi) to use its reasonable efforts to obtain all necessary Governmental Consents as and when required for the appropriate stage of construction of the Project;

             (xii) to use its reasonable efforts to have all necessary testing undertaken;

             (xiii) to enter into all required development, site plan and other municipal type agreements;

             (xiv)   to obtain a site location survey;

             (xv) to use its reasonable efforts to obtain all permissions respecting infrastructure;

             (xvi) to use its reasonable efforts to arrange for the supply of all necessary infrastructure;

             (xvii) to use its reasonable efforts to obtain all licences necessary to operation of the casino and other uses identified in the Project Plans;

             (xviii) to use its reasonable efforts to obtain excavation and other building permits;
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             (xix)   to consult with OCC's designated representatives through
                     the Project development to the finalization of Project Plans, working drawings, Project Budget, Development Schedule, etc.;

             (xx) to identify requirements pertaining to furniture, furnishings, equipment (including all gaming equipment), fixtures, apparatus and other personal property to be used in, held in storage for use in, or required in connection with the operation of the casino in the Project;

             (xxi) to establish and maintain cost accounting records in accordance with normal business practice appropriate for the development of the Project;

             (xxii) to use its reasonable efforts to cause regular progress meetings to be held to be attended by OCC representatives;

             (xxiii) to establish one or more segregated bank accounts for the
                     Project;

             (xxiv) to participate with OCC in discussions with representatives of Windsor Raceway with respect to teletheatre and any other initiatives that have been identified and approved by OCC and the Operator; and

             (xxv) apprise OCC prior to entering into any material transaction with any of the Participants or with any Affiliates of the Participants, including any guarantee by the Operator of any obligations of any such Person, other than as may be expressly permitted by this Agreement or the Project Budget.

     (d) OCC'S APPROVAL RIGHTS: OCC would have approval rights with respect to the form of and material amendments to all material agreements with the City and others relating to any material aspect of the construction, development, financing or operation of the Project (the "Project Agreements").

7.   CLOSING:

     (a) DELIVERY OF DOCUMENTS: The following would be executed and delivered on the Final Closing Date:

                     (i)     the Land Lease;

                     (ii)    the Land Sublease;

                     (iii)   the City Option Agreement;

                     (iv)    the City Development Agreements;
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                     (v)     the Insurance Trust Agreement;

                     (vi)    the Leasehold Mortgagee Acknowledgement Agreements;

                     (vii)   the Project Lease; and

                     (viii)  the Operating Agreement.

     (b) PRE-CONDITIONS BENEFITTING OCC: OCC's obligation to carry out the transactions contemplated in the Agreement will be subject to fulfilment of conditions similar to those set forth in Section 4.2 of the Heads of Agreement but making reference to the Final Closing Date and the Final Closing Deadline.

     (c) PRE-CONDITIONS BENEFITTING THE OPERATOR: The Operator's obligation to carry out the transactions contemplated in the Agreement will be subject to fulfilment of conditions similar to those set forth in
             Section 4.3 of the Heads of Agreement but making reference to the Final Closing Date and the Final Closing Deadline.

     (d) PRE-CONDITIONS BENEFITTING OCC AND THE OPERATOR: OCC's and the Operator's obligations to carry out the transactions contemplated in the Agreement will be subject to fulfilment of each of the following conditions on or before the Final Closing Deadline:

                     (i) that the site for the Project has been duly assembled by the City;

                     (ii) that the City has good and marketable fee simple title to the Land;

                     (iii) that the site is properly zoned for the intended uses for the Project;

                     (iv) compliance with the provisions of Section 50 of the PLANNING ACT (Ontario) and amendments thereto;

                     (v) all documents to be finalized by the Final Closing Deadline shall have been finalized;

                     (vi) all documents or copies or documents required to be executed and delivered by the Operator, the City or OCC shall have been so executed and delivered;

                     (vii) there being no litigation which, if successful, would prevent or have a material adverse effect on the completion or economic viability of the
                             Project;
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                     (viii)  there being no material adverse change in the legal or economic circumstances relating to the Project or which would have a material adverse effect on the completion or economic viability of the Project;

                     (ix)    the Project Plans having been approved by OCC;

                     (x)     the Project Budget having been approved by OCC;

                     (xi) the Development Schedule having been approved by OCC;

                     (xii) the Project Manager and the General Contractor having been approved by OCC;

                     (xiii) all Project Agreements in existence as of such date having been approved by OCC;

                     (xiv) all necessary permits, licences and other approvals from governmental bodies, utilities and other third parties necessary to permit commencement of construction being in hand;

                     (xv) that the Operator has bonding approved by OCC in place with OCC as a co-obligee;

                     (xvi) that the Operator has in place third party financing or other loan arrangements approved by OCC for no more than 75% of budgeted development costs and monies for at least 25% of the budgeted development costs shall be provided by the Participants or their Affiliates or Persons under the Control of the Participants.

     (e)     SATISFACTION:  As in Heads of Agreement.


8.   OTHER CLOSING MATTERS:

     (a)     closing date identified (to be no later than Final Closing
             Deadline); and

     (b) responsibility for costs, expenses, including registration and legal fees.

9.   CONSTRUCTION PHASE:

     (a)     PRECONDITIONS TO OPERATOR'S CONSTRUCTION OBLIGATIONS:  As in
             Section 7(d) above.
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     (b)     OPERATOR'S CONSTRUCTION OBLIGATIONS:  The Operator would be responsible to construct the Project in accordance with the Project Plans, within the Project Budget and in compliance with the Development Schedule, including:

             (i) to cause site preparation, demolition, if any, and excavation to be commenced as permitted by Applicable Law;

             (ii)    to direct and oversee all construction activities;

             (iii) to use its reasonable efforts to ensure that all necessary construction supplies are ordered;

             (iv) to use its reasonable efforts to ensure that sufficient work forces are retained; and

             (v) to consult with the Project Architect and other principal consultants re compliance with Project Plans, Project Budget and Development Schedule.

     (c) OCC'S CONSTRUCTION OBLIGATIONS: OCC would be responsible for the following:

             (i) assist in the process of obtaining all provincial government control permits, licenses, etc.;

             (ii) act diligently in granting all approvals required by the Agreement;

             (iii) meet and consult with the Operator, the Participants and their respective consultants on an ongoing basis;

             (iv) have available on site during normal business hours a Working Committee Representative having the authority to grant approvals for any site changes to the Project Plans and the Development Schedule; and

             (v) apprise OCC prior to entering into any material transaction with any of the Participants or with any Affiliate of the Participants, including any guarantee by the Operator of any obligations of any such Person, other than as may be expressly permitted by the Project Budget.

     (d) OCC'S APPROVAL RIGHTS: OCC would have a prior right to approve the creation of any new Project Agreement and any termination of an existing Project Agreement.
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     (e)     PROJECT AGREEMENTS:  The Operator would enter into all Project
             Agreements (i.e., with consultants, contractors, other third parties) on terms that:

             (i) provide for a release of copyright and other rights in plans, designs, etc. (it being understood that the foregoing shall, as between the Operator and OCC, be the property of the Operator until the termination of the Master Agreement); and

             (ii) permit OCC or its nominee to assume the Operator's rights and obligations under such contracts without payment of penalty by OCC or its nominee or further consent (or if further consents shall be required such consents shall be obtained by the Operator).

     (f) INSURANCE RE CONSTRUCTION PHASE: The Operator will arrange for all appropriate property damage, liability and other required insurance to be in place, naming OCC (and the City with respect to liability) as a named insured, with the Operator and the Participants as named insureds or additional named insureds. The policies shall provide for the waiver or release of all rights of subrogation against the Operator, OCC and the City, such coverage to be primary and non-contributory as to other insurance of the Operator, with loss payable under the property damage insurance to an Insurance Trustee.

     (g)     INFORMATION AND ACCESS:

             (i) OCC shall be kept fully informed of all material events and developments pertaining to construction of the Project;

             (ii) an OCC liaison team shall be established and shall be briefed at regular meetings for Project updates;

             (iii) subject to compliance with applicable insurance requirements, OCC's representatives designated in writing in advance (in accordance with procedures to be established by the parties) would be entitled to the same degree of access to the work site and to fabrication sites as are the Operator's representatives; and

             (iv) OCC's representatives would have the right to attend on regular site inspections with the Operator, the Project Architect, etc.

     (h)     ACCOUNTS AND RECORDS:

             (i) the Operator would maintain an office at or near the Project site where it would keep comprehensive, true, complete and accurate books, records, accounts and documents, reports, studies, tests, plans, drawing permits, models,
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                     studies, and other construction-related material with
                     respect to the entire construction process and the transactions pertaining thereto;

             (ii) OCC's authorized representatives would, upon reasonable prior notice to the Operator, have full access during normal business hours to inspect such books, records, accounts, documents, etc., and to make extracts or copies and perform audits; and

             (iii) the Operator would provide such evidence as to the payment of development costs as OCC shall reasonably require.

     (i) REPORTS: The Operator would provide a monthly report to OCC as to construction progress, costs incurred, compliance with or variance from Project Budget and Development Schedule, estimated cost to complete, etc., in such form and detail as provided by the Project Architect or the General Contractor.

     (j) CHANGES TO PROJECT PLANS: A procedure would be established for notice to OCC as to proposed material changes to the Project Plans, a review period, an approval deadline, etc.

10. SUBSTANTIAL COMPLETION: The Operator would covenant to cause the various components of the Project to be Substantially Completed by the respective dates scheduled therefor in the approved Development Schedule. The Participants would covenant to achieve Substantial Completion of the various components of the Project by no later than the respective dates scheduled therefor in the approved Development Schedule, and in any event to provide such monies as may be necessary to fund any overruns in the cost of the Project beyond the budgeted cost in the approved Project Budget. The obligations of the Participants under this Agreement are and shall be several and proportional to the equity interest of the Participants in the Operator and shall not be joint or joint and several.

11. CHANGE OF CONTROL/OWNERSHIP: The Operator and Participants would agree that, until a date to be determined and unless OCC otherwise consents, such consent not to be unreasonably withheld, the only shareholders of the Operator would be one or more of the Participants or their Affiliates, except for:

     (a) a transaction which is not prohibited by Section 6.4(c) of the Interim Casino Operating Agreement;

     (b) a transfer to a Person (other than a joint venture or partnership) Controlled by or under common Control with a Participant;

     (c) transfers or issuances of securities after the Master Agreement Closing Date provided that all times the Participants or their Affiliates continue to Control the Operator and on such other terms as may be agreed; and
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     (d)     any transfer as may be required under Applicable Law or by any other Governmental Authority.

12. ASSIGNMENT: The Operator would be permitted to assign/mortgage its interest in the Agreement to an assignee/mortgagee permitted by the Land Sublease.

13.  TERMINATION:  The Agreement would terminate upon:

     (a) the Final Closing Deadline if the Final Closing Date has not occurred;

     (b) a notice given by OCC to the Operator if an Event of Insolvency shall have occurred prior to the Final Closing Date in respect of the Operator or any Participant;

     (c) a notice given by OCC to the Operator prior to the Final Closing Date if an Event of Default shall have occurred in respect of the Operator;

     (d) a notice given by the Operator to OCC prior to the Final Closing Date if an Event of Default shall have occurred in respect of OCC;

     (e) upon termination of the Interim Casino Operating Agreement pursuant to Section 11.1(a) or Section 11.1(i) thereof;

     (f) upon termination of the Agreement as a result of the failure to fulfil (in absence of waiver with respect to) any of the preconditions to Closing referred to in Sections 7(b), (c) or (d) of Part 1 of this Schedule A; and

     (g)     upon a notice given by the Operator:

             (i) if an event shall occur or state of facts be found to exist with respect to the Project which has resulted in written notification to a Participant or an Affiliate of a Participant from a regulatory agency threatening, and which such Participant exercising its best judgment in good faith determines will likely lead to, a revocation of a material gaming licence or denial of an application for renewal of an existing material gaming licence of such Participant or any of its Affiliates in the States of New Jersey or Nevada in the United States of America; or

             (ii) any increase(s) in the payments to be made under subsection 15(1)2 of the Enabling Legislation to the Consolidated Revenue Fund of the Province of Ontario or the levying of or any increase(s) in any taxes, assessments, imposts, water, sewer, or other similar rents, rates, and charges, levies, licence fees, permit fees, inspection fees and other authorization fees and charges, which at any time may be assessed, levied, confirmed or imposed on the Project
                     (or in each case, amounts paid in lieu thereof) (excluding, for greater certainty, capital
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                     or income taxes of the Operator) which, individually, or in the aggregate, will materially adversely affect the operating profit of the Project.

14. REIMBURSEMENT FOR COSTS AND OCC ASSUMPTION: As per Sections 2.4 and 5.2 of the Heads of Agreement.

15.  APPROVALS:  To be discussed.

16.  TIME OF ESSENCE AND FORCE MAJEURE:  As in Heads of Agreement.

17.  ENTIRE AGREEMENT CLAUSE:  .

18.  STATUS CERTIFICATES:  .

19.  DISPUTE RESOLUTION:  To be discussed.



                     ______________________________________
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                                      A-12


PART 2 - CITY MASTER AGREEMENT


20.  PURPOSE:  The City Master Agreement will:

     (a)     obligate the City to complete the site assembly;

     (b)     obligate the City to sell or ground lease the site to OCC;

     (c)     obligate the City to provide the City Option to OCC;

     (d)     obtain the City's representations as to title, zoning, etc.;

     (e) obligate the City to co-operate in the preconstruction and construction process; and

     (f) seek to limit the municipal fees and charges with respect to the Project.

21.  THE PARTIES:  The City, the Operator and OCC.

22.  REPRESENTATIONS AND WARRANTIES:

     (a)     From the City as to:

             (i)     status of site assembly;

             (ii)    its good and marketable fee simple title to the site;

             (iii)   extent of services to the site;

             (iv) proper zoning for the site for the intended uses for the Project;

             (v) no outstanding or threatened litigation re the site assembly;

             (vi)    no contaminants or environmental infractions;

             (vii)   proper authority, due qualification, etc.; and

             (viii) such other representations consistent with general practice in transactions of a similar nature.

     (b)     From the Operator as to:

             proper authority, due qualification, etc. (as in Heads of
             Agreement).
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     (c)     From OCC as to:

             proper authority, due qualification, etc. (as in Heads of Agreement).

23.  THE CITY'S PRECONSTRUCTION OBLIGATIONS:

     (a)     to complete the site assembly;

     (b)     as to any re-zoning for the intended uses for the Project;

     (c)     as to any title issues;

     (d)     as to any contaminants and environmental matters;

     (e)     as to any site related litigation;

     (f)     as to any required site preparation;

     (g)     as to demolition and removal of structures and foundations;

     (h) to acknowledge that the Operator and/or OCC may act as the City's authorized representative vis-a-vis the site through the preconstruction process (i.e., the City owns the site);

     (i)     to permit full access to the site for inspection, testing, etc.

     (j)     to provide general co-operation and assurances;

     (k) to proceed expeditiously with development review, processing of plans, municipal agreements, etc.;

     (l)     to deliver vacant possession of the Land on the Final Closing Date;


     (m) to co-operate and consent to any application(s) to have the Land registered under the LAND TITLES ACT (Ontario); and

     (n) such additional obligations as are consistent with general practice in transactions of a similar nature.


24.  OCC'S AND OPERATOR'S APPROVAL/CONSULTATION RIGHTS:

     (a)     as to any settlements with existing landowners;
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     (b)     as to any exceptions to good and marketable title;

     (c)     as to any re-zoning required for the intended uses for the Project;
             and

     (d) as to such other additional matters as are consistent with general practice in transactions of a similar nature.


25.  CLOSING:

     (a) DELIVERY OF DOCUMENTS: The following documents would be executed and delivered:

             (i)     the Land Lease;

             (ii)    the City Option Agreement;

             (iii)   the City Development Agreements;

             (iv)    recognition and non-disturbance agreements; and

             (v) such additional agreements as are consistent with general practice in transactions of a similar nature.

     (b) PRECONDITIONS TO CLOSING: The Operator's and OCC's obligation to close would be conditional upon:

             (i)     the site being fully assembled;

             (ii) the City having good and marketable fee simple title to the site;

             (iii) the site being properly zoned for the intended uses for the Project;

             (iv) the site being free from contaminants or environmental infractions;

             (v) all superstructures and other improvements have been reduced to grade level and all foundations removed;

             (vi) the City's acquisition costs for the Land and the interest factor to be utilized for the Land Lease Rent shall have received the prior approval of the Operator and OCC;

             (vii)   delivery of vacant possession to the Land; and
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             (viii)  such additional preconditions as are consistent with general practice in transactions of a similar nature.


     (c)     OTHER CLOSING MATTERS:

             (i)     adjustment provisions;

             (ii) parties each responsible for their own costs and expenses, including registration and legal fees; and

             (iii) such additional provisions as are consistent with general practice in transactions of a similar nature.


                     ______________________________________
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                                      A-16


PART 3 - LAND LEASE


26.  THE PARTIES:  The City, as landlord and OCC, as tenant.

27. TERM: The initial term (the "Initial Term") would be the aggregate of 20 years and the period that is the shorter of:

     (a)     3 years; and

     (b) the period from the commencement date to the date on which the casino portion of the Project is open to the public for gaming operations.

28. RENEWAL RIGHTS: OCC (or its assignee) would have ongoing rights to renew the term for two successive periods of 10 years and one further period that results in the Initial Term plus renewals aggregating 50 years less one day.

29. LAND LEASE RENT: The rent (the "Land Lease Rent") during the Initial Term shall be per annum amount payable in equal consecutive monthly instalments calculated with reference to the City's acquisition costs of the Land (as approved by OCC and by the Operator pursuant to the City Master Agreement) amortized on a straight line basis with an appropriate interest factor over the Initial Term. The rent for any renewal term would be $1 a year.

30. NET LEASE: The rent would be absolutely net to the landlord, with no set-off of costs and expenses of any nature or kind except for any costs and expenses pertaining to any matter represented and warranted by the landlord in the documentation which was inaccurate, incomplete or untrue.

31. USE: The tenant would be entitled to use the site for any lawful purpose including for the construction and operation of the Project for the intended uses (i.e., casino, hotel, entertainment, restaurants, theatres, parking, etc.).

32. IMPOSITIONS: The tenant would be responsible to pay, or cause to be paid, all taxes, levies, rates, charges, fees of every nature and kind assessed by any taxing authority in respect of the Project including the construction or operation of the Project or part thereof or the businesses thereon.

33. INSURANCE: The tenant would be obliged to obtain and maintain, or cause to be obtained and maintained, comprehensive liability coverage and rental insurance (re: Land Lease Rent) with the landlord as a named insured, with loss payable under the rental insurance payable to an Insurance Trustee as per Land Sublease.

34. REPAIRS AND MAINTENANCE: The tenant would be obliged to maintain the Project, once constructed, in accordance with all applicable municipal laws, and on termination, to turn the Project over in the same condition as it was required to maintain the Project, reasonable wear and tear and other matters to be excepted.
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35.  INDEMNITY:  The tenant would agree to indemnify and hold the landlord harmless from all losses, costs, damages, etc. which arise from the construction or operation of the Project except losses, costs, damages, etc., resulting from the negligence or wilful misconduct of the landlord.

36.  ASSIGNING AND SUBLETTING AND SALES:   There would be no restrictions on
assignments or subletting by the tenant during the Term and any sale by the landlord will be subject to the terms of the City Option Agreement.

37. RIGHT OF FIRST REFUSAL: The tenant would be entitled to a right of first refusal upon any proposed sale by the landlord of its interest in the Land.

38. NON DISTURBANCE: Non-disturbance and recognition agreements to OCC and the Operator and its or their successors, tenants and lenders, so as to facilitate financing of the Operator's interest in the Project. The landlord's rights would not be subordinated to or rank equally with the rights of a leasehold mortgagee. The Operator would only be entitled to mortgage its interest in the Land Sublease if the mortgage included a charge of the Operator's interest under the Operating Agreement. Any lenders would be entitled to certain rights vis-a-vis the landlord, such as:

             (i) the right to cure the tenant's Land Lease defaults to prevent lease termination; and

             (ii) such other rights as are reasonable under the circumstances, taking into consideration trade practices and market conditions.

The landlord shall agree to act reasonably in making such modifications to the Land Lease as are reasonably necessary to facilitate financing of Project Costs, as aforesaid.


39.  EVENTS OF DEFAULT:  Breaches or defaults under the Land Lease which:

     (a) in the case of substantial monetary defaults, were not cured within 30 days after written notice of default from the non-breaching party; and

     (b) in the case of substantial non-monetary defaults, were not cured within 60 days after written notice of default from the non-breaching party or such longer period as is reasonably regarded as necessary to remedy such default provided that the tenant has commenced with good faith the remedying of such default within such 60 day period and thereafter prosecutes to completion with diligence and continuity the remedying thereof.

In the event there is a dispute as to whether an event giving rise to a right of termination has occurred, any applicable grace or cure period shall commence on the date of the determination of such dispute.

40.  STATUS CERTIFICATES:

41.  QUIET ENJOYMENT:  The landlord will provide a covenant for quiet enjoyment.

42. NON RECOURSE TO OCC: The landlord would not have any recourse against OCC or Her Majesty for non-performance of any of the tenant's covenants or obligations, the landlord's sole remedy (as against OCC and Her Majesty) being limited to termination of the Land Lease.

43. OPERATOR COVENANT: Until Substantial Completion of the Project, the Operator will covenant directly with the landlord to make all payments of Land Lease Rent to the landlord.

44.  TIME OF THE ESSENCE AND FORCE MAJEURE:  As in Heads of Agreement.



                     ______________________________________

PART 4 - LAND SUBLEASE


45.  THE PARTIES:  OCC, as lessor, Operator, as lessee.

46. TERM: The initial term would be the Initial Term of the Land Lease less the last day.

47. RENEWAL RIGHTS: OCC shall renew the term for a term co-terminous with the term of the Land Lease (in each case, less one day), provided that the Operating Agreement had been renewed or replaced for a like period of time.

48. THE LAND LEASE COVENANTS: The Operator would agree to remit to the City all rent and other monies payable by OCC under the Land Lease, unless the payment of such rent or other monies is being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made) and would agree to indemnify and hold OCC harmless from liabilities which arise from the construction or operation of the Project or which arise under the Land Lease, other than losses, costs, damages resulting from the negligence or wilful misconduct of OCC.

49. NET LEASE: The rent would be absolutely net to the lessor (i.e. all amounts payable by the tenant under the Land Lease would be payable by the Operator as rent under the Land Sublease).

50. USE: The tenant would only be entitled to use the Project for the intended purpose of the Improvements (and uses reasonably ancillary thereto and other uses approved by OCC).

51.  IMPOSITIONS:  As per Land Lease.

52. INSURANCE: The tenant would be obliged to obtain and maintain satisfactory comprehensive insurance protection, including construction, full replacement cost, comprehensive liability coverage, business interruption, etc. with OCC (and the City with respect to comprehensive liability and rental) as named insureds and with the Insurance Trustee as loss payee on the property insurance and business interruption insurance.

53. REPAIRS AND MAINTENANCE: The tenant would be obliged to maintain the Project, once constructed, in good condition and repair (at minimum, to the standards of maintenance and repair established from time to time pursuant to the Operating Agreement), and on termination to turn the Project over in the same condition as it was required to maintain it, reasonable wear and tear and other matters to be excepted.

54. MAJOR CAPITAL IMPROVEMENTS AND REDEVELOPMENT: Only as may be approved by OCC and the Operator.

55.  DAMAGE AND DESTRUCTION:  To be discussed.

56. ASSIGNMENT AND SUBLETTING: Other than to permit financing or refinancing of Project Costs as referred to in Section 13 below, there would be no permitted assignments or subletting during the Term without the consent of the lessor, such consent not to be unreasonably withheld, other than the Project Lease and space leases and in other circumstances to be negotiated.

57.  LEASEHOLD MORTGAGING:

     (a) the lessor's rights would not be subordinated to or rank equally with the rights of a leasehold mortgagee;

     (b) permitted leasehold mortgagees would be those that were approved by OCC for funding, limited to a maximum of 75% of "Project Costs" not in excess of the amounts budgeted therefor in the approved Project Budget;

     (c) the Operator would only be entitled to mortgage its interest in the Land Sublease if the mortgage included a charge of the Operator's interest under the Operating Agreement;

     (d) permitted leasehold mortgagee would be entitled to certain rights vis-a-vis the landlord, such as:

             (i) the right to cure the tenant's Land Sublease defaults to prevent lease termination;

             (ii) the right to a replacement Land Sublease on the same terms and for the remaining term in the case of an incurable default; and

             (iii) such other rights as are reasonable under the circumstances, taking into consideration trade practices and market conditions.

     (e) OCC agrees to act reasonably in making such modifications to the Land Sublease and the Operating Agreement as are reasonably necessary to facilitate financing of Project Costs, as aforesaid.

58.  EVENTS OF DEFAULT:

     (a) an Event of Default under the Master Agreement or the Operating Agreement;

     (b) breaches or defaults which would, with the giving of notice or lapse of time, or both, constitute an Event of Default under the Land Lease and which,

             (i) in the case of monetary defaults, were not cured within 20 days after prior written notice of such default from the non-breaching party;

             (ii) in the case of non-monetary defaults, were not cured within 30 days after written notice of default or one-half of such longer period in excess of 60 days as the City has agreed is reasonably required given the nature of the default provided that the breaching party has commenced with good faith the remedying of such default within such 60 day period and thereafter prosecutes to completion with diligence and continuity the remedying thereof.

     (c)     abandonment of the Project by the Operator;

     (d)     discontinuation of the operation of the "casino use"; and

     (e) failure to pay any amount to an extent that the Project is under imminent sale and/or seizure.

In the event there is a dispute as to whether an event giving rise to a right of termination has occurred, any applicable grace or cure period shall commence on the date of the determination of such dispute.

59.  DISPUTE RESOLUTION:  To be negotiated.

60.  QUIET ENJOYMENT:  The lessor will provide a covenant for quiet enjoyment.

61. TERMINATION: In addition to any other remedies available to OCC, OCC may terminate the Land Sublease upon the occurrence of an Event of Default. The Land Sublease shall terminate upon:

     (a)     a termination of the Operating Agreement by affluxion of time; or

     (b)     the termination of the Master Agreement by the Operator or OCC.

All right, title and interest of the Operator in and to the Project shall automatically revert to OCC upon a termination of the Land Sublease.

62. CITY OPTION AGREEMENT: Nature and extent of Operator rights, if any, to be negotiated.

63. NON DISTURBANCE: Non-disturbance and recognition agreements to the Operator and its successors, tenants and lenders, so as to facilitate financing of the Operator's interest in the Project.

64.  TIME OF THE ESSENCE AND FORCE MAJEURE:  As in Heads of Agreement.

65.  STATUS CERTIFICATES:


                     ______________________________________

PART 5 - CITY OPTION AGREEMENT


66.  THE PARTIES:  The City and OCC.

67. GRANT OF OPTION: The City would grant OCC an option to acquire the site together with any improvements thereon, which may be exercised at any time up to the date which is 180 days after the date on which the Land Lease terminates (whether through affluxion of time or due to the tenant's default).

68. PAYMENT TERMS: If OCC exercises its option at any time on or after the expiry date of the Initial Term of the Land Lease, the purchase price would be $1.00. If OCC exercises its option at any time prior to the expiry date of the Initial Term of the Land Lease, the purchase price would be the then present value of all remaining payments of basic rent under the Land Lease, discounted at the same discount rate as the rate of return used in determining such rent.

69. CLOSING TERMS: The exercise of the option would effectively create an agreement of purchase and sale with all the usual terms, including:

     (a) closing date to be 10 Business Days following the date of the exercise of the Option;

     (b)     the usual closing adjustments;

     (c) the obligation of the City to provide originals or true copies of all relevant documentation;

     (d)     the usual transfer documentation;

     (e)     the right to prior access to the Project and all information; and

     (f)     the right to clear title.


                     ______________________________________

PART 6 - PROJECT LEASE


70.  THE PARTIES:  The Operator, as sublandlord and OCC, as subtenant.

71.  PREMISES:  The premises would be the entire Project.

72. TERM: Commencing on the earlier of (i) Substantial Completion of the Project; and (ii) the date of opening of the casino portion of the Project for casino operations (the "Casino Opening Date"), and ending on the day before the last day of the initial term of the Land Sublease; provided that OCC would have the same rights to renew the term of the Project Lease as its rights to renew the Land Sublease.

73.  RENT:   The rent would be a limited recourse "pass-through" of (i) rent and other amounts as required under the Land Sublease and (ii) a formula based upon Project Costs.

74.  USE:  The use provision would be the same as in the Land Sublease.

75. ASSIGNMENTS: It is contemplated that any assignments or other transfers by OCC of its sublease interest would only be with the consent of the Operator.

76.  SUBLETTING:  Subletting in accordance with the Operating Agreement.

77. QUIET ENJOYMENT: The sublandlord will provide a covenant for quiet enjoyment.

78. AMENDMENTS: Parties to act reasonably in making such modifications to the Project Lease as are reasonably necessary to facilitate financing the Project Costs.

79.  TIME OF THE ESSENCE AND FORCE MAJEURE:  As in Heads of Agreement.

80.  DISPUTE RESOLUTION:  To be negotiated.

81.  TERMINATION:  Upon termination of the Land Sublease.

82.  OTHER PROVISIONS:  To be negotiated.


                     ______________________________________

PART 7 - OPERATING AGREEMENT


83.  THE PARTIES:  OCC, the Operator and the Participants.

84.  APPOINTMENT OF OPERATOR:

     (a) Subject to paragraph (b) below, OCC would retain, on a sole and exclusive basis, the Operator as independent contractor to operate and maintain the Project; and

     (b) OCC would appoint the Operator as OCC's sole and exclusive agent to operate on its behalf the Games of Chance (as such term is defined in the CRIMINAL CODE (Canada)) to be carried on in the Project.

85. INITIAL TERM: The length of the Initial Term would be 10 years commencing at the same time as the Project Lease, notwithstanding the Operating Agreement shall be executed and delivered on the Master Agreement Closing Date.

86.  RENEWAL RIGHTS:

     (a) The Operating Agreement would be automatically renewed for a further term of 10 years at the expiration of the Initial Term unless, by notice (a "Non-Renewal Notice") given at least 12 months prior to the expiry of the Initial Term, OCC or the Operator elected to terminate the Operating Agreement at the expiry of the Initial Term.

     (b) If a Non-Renewal Notice is given by the Operator, it would not be entitled to payment or recovery on account of the Operator's Fee (as defined in paragraph 13 below) subsequent to the expiry of the Initial Term and the Operator would be solely responsible to retire and discharge all amounts owing under the third party credit arrangements established by the Operator for the development of the Project (the "Third Party Credit Arrangements"). The Operator would be required to cause the third party lenders to release and discharge any and all security held by them against the Project.

     (c) If a Non-Renewal Notice is given by OCC, the Operator would not be entitled to payment or recovery on account of the Operator's Fee subsequent to the expiry of the Initial Term. However, OCC would be obliged to pay to the Operator:

             (i) if OCC elects and is able to conclude satisfactory arrangements with the third party lenders for the repayment of the Third Party Credit Arrangements on terms satisfactory to OCC an amount equal to 50% of the total budgeted development costs approved by OCC and as set out in the Project Budget (exclusive of Land Costs, working capital and any cost overruns) or a fixed amount in lieu thereof as agreed to by the parties and, in such circumstances, OCC and not the Operator shall be responsible to retire and discharge all amounts owing under the Third Party Credit Arrangements; or

             (ii) if OCC does not so elect or is not able to conclude such arrangements, an amount equal to the aggregate of (A) 50% of the total budgeted development costs approved by OCC and as set out in the Project Budget (exclusive of Land Costs, working capital and any cost overruns) or a fixed amount in lieu thereof as agreed to by the parties and (B) an amount equal to the debt outstanding as at the end of the Initial Term under the Third Party Credit Arrangements and, in such circumstances, the Operator and not OCC would be responsible to retire and discharge all amounts owing under the Third Party Credit Arrangements and to cause the third party lenders to release and discharge any and all security held by them against the Project.

87. OPERATING POLICIES: All operating policies for the Casino would be prepared by the Operator and approved by OCC prior to the commencement of the Initial Term.

88.  ANNUAL OPERATING BUDGET:

     (a) The Operator would, not less than 45 days and not more than 60 days prior to start of each operating year for the Project, submit to OCC for its approval the proposed operating budget for the Project for the following operating year.

     (b) If OCC failed to approve any proposed operating budget within 30 days of its submission, or to submit its objection within such period, then OCC would be deemed to have approved such proposed operating budget.

     (c) If OCC objected to certain portions of the proposed operating budget, the undisputed portions of the proposed operating budget would be deemed to be approved and, until the disputed portions were approved, the corresponding items in the previous year's operating budget (as adjusted by a percentage increase in the Consumer Price Index last published immediately before the time the Operating Budget was submitted to OCC for its approval over the Consumer Price Index last published before the operating budget for the previous operating year was submitted to OCC for its approval) would be substituted in the proposed operating budget in respect of the disputed portions.

89. SERVICES OF OPERATOR: The Operator would, in compliance with all material agreements relating to the Project and the approved operating budget and in all material respects in compliance with the approved operating policies perform, or cause to be performed, the following services:

     (a) use its reasonable efforts to obtain and maintain all Governmental Consents required for the Project;

     (b) use its reasonable efforts to do or cause to be done all such things relating to the operation of the Project which are necessary to ensure compliance with Applicable Law;

     (c) identify, select, interview, hire and train personnel to be employed in the operation of the Project, all such personnel to be employees of the Operator and not OCC;

     (d) perform and, where desirable, contract for all things necessary for the proper, efficient and secure operation of, and the repair, redecoration and maintenance in good working order and appearance of, the Project and perform such other actions in or about the Project as it may, acting reasonably, consider necessary or advisable to carry out the intent of the Agreement;

     (e) use its reasonable efforts to ensure that it and the Persons retained by it or on its behalf for the provision of goods or services for or to the Project are registered as suppliers as required under the Regulatory Legislation;

     (f) prepare and obtain OCC's approval any significant changes to the operating policies for the Casino;

     (g) remit directly to the City as and when due all rent and other monies payable by the tenant under the Land Lease, unless the payment of such rent or other monies is being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

     (h) use its reasonable efforts to negotiate and finalize concessions, licences or other arrangements with respect to other space and facilities in the Project;

     (i) make available such operating equipment and operating supplies as it may, acting reasonably, consider necessary or advisable for the proper operation of the Project; and

     (j) to the extent not completed by the Casino Opening Date, diligently pursue the completion of the pre-opening services.

90. LIMITATION ON AUTHORITY OF OPERATOR: Appropriate provisions to ensure compliance with the CRIMINAL CODE (Canada).

91. ACCOUNTING AND DISTRIBUTION OF FUNDS: The Operator would perform the following accounting and financial services:

     (a) MONTHLY REPORTS: The Operator would, within 20 days after the end of each month, prepare and submit to OCC written reports, in a format approved by OCC, for the Project setting out:

             (i) income and expense statements for the Project on a departmental basis for the preceding month and the year to date on an accrual basis with comparisons to the approved operating budget and showing separately for the preceding month, the computation of the Operator's Fee proposed to be paid for such preceding month, and a balance sheet; and

             (ii) an operating statement reconciling capital renewal reserves and operating reserves taken in previous months to capital renewals and operating expenses incurred and paid,

             together with a bank reconciliation of the Project bank accounts (the "Project Accounts") as at the end of the previous month to be delivered at the later of the same time as the foregoing reports or within 10 days after receipt of the same from the bank.

     (b) BANKING: The Operator would handle all banking necessary for the due performance of the Operator's accounting and administrative functions under the provisions of the Agreement and for the receipt and disbursements of all monies pertaining to the Project required to be attended to by the Operator under the provisions of the Agreement. The Operator assumes no responsibility for the financial viability or strength of the financial institution.

     (c) PROJECT ACCOUNTS: These provisions will be substantially the same as those contained in the Interim Casino Operating Agreement.

     (d) PROJECT ACCOUNT DISTRIBUTIONS AND RESERVES: The Operator would, in accordance with the approved operating policies and approved operating budget, withdraw from, or reserve in the Project Accounts, the following amounts:

             (i)     winnings to players of Games of Chance;

             (ii)    payments for Win Tax, as and when due;

             (iii)   payments of Impositions, as and when due;

             (iv)            payments of rent and other amounts as required
                     under the Land Lease, as and when due;

             (v)             payments of rent and other amounts as required
                     under the Project Lease, as and when due;

             (vi)            payments for Operating Expenses provided such costs
                     are set forth in the approved operating budget;

             (vii)           payments for FF&E Repairs and Capital Renewals in
                     accordance with the approved operating budget;

             (viii)          Capital Renewal Reserves and Operating Reserves as
                     established in the approved operating budget;

             (ix)            payments representing repayment of Mandatory
                     Deficiency Contributions, if any, made by the Operator pursuant to paragraph (f) below during prior periods, together with accrued and unpaid interest thereon;

             (X)             payments representing repayment of Discretionary
                     Deficiency Contributions made by the Operator pursuant to paragraph (g) below during prior periods, together with accrued and unpaid interest thereon;

             (xi)    payment of the Operator's Fee;

             (xii)           the balance existing at the end of each calendar
                     month would be wired to an account designated by OCC concurrently with the payment of the Operator Fee.

             The Operator would not overdraw the Project Accounts.

     (e) CASH MANAGEMENT: The Operator would adhere in all material respects to cash management policies and procedures approved by OCC in consultation with the Operator, including the establishment of and transfers to Project Accounts in addition to the operating account.

     (f)             OPERATING RESERVES AND MANDATORY DEFICIENCY
             DEFERRALS/CONTRIBUTIONS (IF ANY): These provisions will be negotiated by the parties.

     (g) DISCRETIONARY DEFICIENCY CONTRIBUTIONS: These provisions will be substantially the same as those contained in the Interim Casino Operating Agreement.

     (h) ACCOUNTING/NO COMMINGLING: The Operator would acknowledge that all monies received by the Operator pursuant to any of the obligations provided for in the Agreement shall be accounted for and in the manner provided for in (c) and (d). The Operator would not commingle in the Project Accounts funds pertaining to the Project with funds which are unrelated to the Project.

     (i) BOOKS OF ACCOUNT; INFORMATION: The Operator at all times would maintain at or near the Casino appropriate books of account and records with respect to all transactions entered into in performance of the Agreement. OCC and its authorized representatives would have the right upon reasonable notice and at reasonable times and intervals to obtain information with respect to the Project and the Operator and to cause such inspections of the books and records maintained by the Operator pursuant to the Agreement relating to the Project to be made as may be reasonable in the circumstances.

     (j) METHOD OF KEEPING ACCOUNTS: The Operator would maintain the Operator's accounts with respect to matters arising under the Agreement in such a manner as to enable OCC to readily extract financial statements pertaining to the Project.

     (k) FURNISH INFORMATION TO AUDITORS: The Operator would, after reasonable notice from OCC or the auditors for the Project, make available to such auditors such information and material as may be reasonably required by such auditors for the purpose of their audit and otherwise give such cooperation as may be necessary for such auditors to carry out their duties in respect of the Project, as the case may be.

     (l) FINANCIAL STATEMENTS: The Operator would deliver to OCC as soon as practicable and, in any event, within 90 days after the end of each operating year, the annual audited financial statements of the Project as at the end of each such operating year, such financial statements to consist of at least a balance sheet as at the end of the operating year and statements of earnings, retained earnings and changes in financial position for the operating year then ended.

     (m)             REPAYMENT OF DEFICIENCY DEFERRAL/CONTRIBUTIONS (IF ANY):
             These provisions will be substantially similar to those contained in the Interim Casino Operating Agreement.

     (n) OCC REVIEW OF FINANCIAL STATEMENTS: These provisions would be substantially similar to those contained in the Interim Casino Operating Agreement.

     (o) DEFINITIONS: The definitions of "Gross Revenues", "Gross Operating Receipts", "Net Operating Profit", "Operating Expenses", "FF&E Repairs", "Impositions", "Capital Renewals", and "Operating Reserves" would be the same as those contained in the Interim Casino Operating Agreement with the exception that such definitions would refer to the Project in lieu of the Interim Casino Complex. "Capital Renewal Reserves" would be defined as a percent of Gross Revenues per operating year of 1% in year one,

                     2% in year two, 3% in year three, 4% in year four and 5%
             (or such greater percentage approved by OCC) thereafter.

92.  REPRESENTATIONS AND WARRANTIES OF THE OPERATOR, THE PARTICIPANTS AND OCC:
The representations and warranties would be substantially similar to those contained in the Interim Casino Operating Agreement.

93. COVENANTS OF OCC, THE OPERATOR AND THE PARTICIPANTS: To be negotiated, based upon those contained in the Interim Casino Operating Agreement.

94.  INDEMNITIES AND THIRD PARTY CLAIMS:  These provisions will be negotiated.

95. OPERATOR'S FEE: Base amount plus 2% of gross operating receipts and 5% of net operating revenue.

96. NON-COMPETITION/RIGHT OF FIRST OFFER: These provisions would be similar to those contained in the Interim Casino Operating Agreement.

97. INTELLECTUAL PROPERTY: These provisions would be similar to those contained in the Interim Casino Operating Agreement.

98. TERMINATION EVENTS: These events would be similar to those contained in the Interim Casino Operating Agreement, including provisions with respect to cure periods.

99.  DISPUTE RESOLUTION/ARBITRATION:  To be negotiated.

100. ARRANGEMENTS RE WINDSOR RACEWAY:  To be negotiated.

101. TERMINATION OPTION: These provisions will be substantially similar to those contained in the Interim Casino Operating Agreement with the following to be included as an additional default of the Operator:

The Project failing to achieve 85% of the forecasted Gross Revenues set forth in the annual operating budget for three operating years in any five year operating period.

102. TURNOVER OF OPERATIONS: On termination.

103. GENERAL AND OTHER:  To be discussed.

104. DISCLOSURE:  As per Heads of Agreement.

105. AMENDMENTS: OCC agrees to act reasonably in making such modifications to the Operating Agreement as is necessary to facilitate financing of project costs.

106. EMPLOYEE SEVERANCE ARRANGEMENTS: As per the Interim Casino Operating Agreement.

107. TIME OF THE ESSENCE AND FORCE MAJEURE: As per the Interim Casino Operating Agreement.

108. INSURANCE PROVISIONS:  Similar to the Interim Casino Operating Agreement.





                            ------------------------